Exhibit 3.1

Number: BC1261531

CERTIFICATE

OF

INCORPORATION

BUSINESS CORPORATIONS ACT

I Hereby Certify that LANNISTER EXPLORATION CORP. was incorporated under the Business Corporations Act on August 14, 2020 at 04:56 PM Pacific Time.

Issued under my hand at Victoria, British Columbia On August 14, 2020 CAROL PREST Registrar of Companies Province of British Columbia Canada

ELECTRONIC CERTIFICATE